Exhibit 10.28

CONSULTING AGREEMENT

Effective October 14, 2019 (the “Effective Date”), Jennifer Cook Consulting (“Consultant”) and BridgeBio Services, Inc., a Delaware corporation, agree as follows:

As used herein, the “Company” shall refer to BridgeBio Pharma, Inc. and its subsidiaries, including without limitation BridgeBio Services, Inc.; provided, that Consultant will be directly engaged by BridgeBio Services, Inc.

1.Services; Payment; No Violation of Rights or Obligations.  Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A.  As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant who have been approved in writing in advance by Company with respect to each such employee. Consultant agrees that it will not (and will not permit others to) (a) violate any agreement with or rights of any third party, or (b) except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property, whether in connection with the Services or otherwise for or on behalf of Company.

2.Ownership Rights; Proprietary Information; Publicity.

a.Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. For purposes of the copyright laws of the United States, all Inventions will constitute works made for hire, except to the extent such Inventions cannot by law be works made for hire.  Consultant hereby assigns to Company Consultant’s right, title and interest in and to such Inventions. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignment, and to perfect, obtain, maintain, enforce and defend any rights assigned.  Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention. Consultant will neither make any use of any funds, space, personnel, facilities, equipment or other resources of any Institution or other third party in performing the Services hereunder nor take any other action that would result in any third party owning or having a right in any Inventions.

b.Consultant will not disclose to Company or induce the Company to use any confidential information or material belonging to any other party.

c.Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.”  During the term of this Agreement and thereafter, Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant.  Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information (including electronic files), except that Consultant may keep its personal copies of its compensation records and this Agreement.  Consultant may disclose the Proprietary Information of Company to the extent required by a law, regulation, or an order of a court of competent jurisdiction, provided that Consultant promptly provides Company with prior written notice in order to permit Company to prevent such disclosure and/or to seek confidential treatment of such information.  Proprietary Information that is disclosed pursuant to such legally required disclosure shall remain otherwise subject to the confidentiality and non-use provisions set forth herein.  Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

d.As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services and for one (1) year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason.

e.To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto.  Consultant will confirm any such ratifications and consents from time to time as requested by Company.  If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

f.If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, sold, offered for sale, imported, copied, displayed, performed, reproduced, distributed, used to create derivative works or and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable (through multiple tiers) right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

g.Consultant agrees not to file any patent, copyright, trademark or other application or registration based on Company’s Proprietary Information, and not to seek to make or protect improvements thereon, without Company’s prior written approval.

3.Warranties and Other Obligations.  Consultant represents, warrants and covenants that:  (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect; and (vii) Consultant acknowledges that Company may be obligated to report fees paid to Consultant under this Agreement in accordance with applicable Laws that require reporting of payments or transfers of value provided to health care providers, including, but not limited to, the Physician Payments Sunshine Law, 42 U.S.C. § 13207h, and applicable state sunshine reporting Laws.

4.Limitation of Liability.

a.Total Liability.  The total cumulative liability of Consultant to the Company with respect to services performed or to be performed pursuant to this Agreement, whether in contract, indemnity, contribution, or (including negligence, whether active, passive, or any other kind) or otherwise, shall not exceed the gross compensation received by Consultant under this Agreement; provided, however, that such liability shall be further limited in the following respects:

(i)  Consultant shall not be liable to the Company for any third party’s special, consequential, incidental or penal losses or damages; and

(ii)  Consultant shall not be liable to the Company for losses, damages or claims which are either (A) discovered by the Company more than one year from the completion of the portion of the scope of Services which are involved, or (B) as to which the Company fails to notify Consultant within 30 days from the date of discovery.

b.Hold Harmless.  Except to the extent that Consultant may be liable to Company under Section 4(a) above and to the extent permitted by law, the Company agrees to indemnify and hold harmless Consultant against all loss, damage, liability, claim or suit (including expenses and attorneys’ fees), resulting from injury to any person or damage to any property arising out of or related to the performance of the Services under this Agreement, whether in contract, indemnity, tort (including negligence, whether active, passive, or any other kind) or otherwise (collectively, “Losses”); provided, however, that such obligation to indemnify and hold harmless shall not apply to any Losses to the extent arising out of or related to (i) Consultant’s material breach of any of Consultant’s obligations under this Agreement; (ii) Consultant’s negligence or willful misconduct in connection with the Services or (iii) Consultant’s material violation of any law, rule or regulation related to the Services.

5.Termination.  If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon ten (10) days’ notice, unless the breach is cured within the notice period.  Company also may terminate this Agreement at any time, with or without cause, upon thirty (30) days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination.  Sections 2 (subject to the limitations set forth in Section 2(d)) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.  Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

6.Relationship of the Parties; Independent Contractor; No Employee Benefits.  Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company in any way . Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement.  Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its approved employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them.  Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.

7.Assignment.  This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company.  Any attempt to do so shall be void.  Company may fully assign and transfer this Agreement in whole or part.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

8.Notice.  All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three (3) days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

9.Miscellaneous.  Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement, together with the Exhibits hereto constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements between them as to such subject matter.  The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement.  Electronic signatures hereon are legal, valid and enforceable as originals.

10.Defend Trade Secrets Act of 2016; Other Notices.  Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning Consultant or others, except that this does not permit Consultant to disclose compensation information concerning others that Consultant obtains because Consultant’s job responsibilities require or allow access to such information.

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BRIDGEBIO SERVICES, INC.

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	CEO

JENNIFER COOK CONSULTING

By:	/s/ Jennifer E. Cook
Name:	Jennifer E. Cook
Title:	Owner and Principal

Address:

EXHIBIT A

SERVICES

This Agreement shall have a two (2) year term from the Effective Date. Consultant will render to the Company the following services (the “Services”):

•	provide expert consulting services to the Company regarding matters relating to commercial activities as Senior Advisor (the “Field of Interest”); and
•	collaborate and provide advice and assistance to Company as is mutually agreed by the parties.

FEES/EXPENSES

•	Cash: The Company shall pay Consultant a consulting fee at the annual rate of $200,000.00, payable in accordance with the Company’s standard payroll schedule.
•

Options: Subject to approval by the Board of Directors or the Compensation Committee of the Company, by such date that is no later than the next regularly scheduled meeting thereof following the Effective Date, Consultant shall be granted an option worth $200,000.00 to purchase a number of shares of the Company’s common stock equal to $200,000.00 divided by the Black-Scholes value of an option to purchase one share of Company common stock on the date of grant (the “Option”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock (being the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on the date that Consultant’s Option is granted). Fifty percent (50%) of the Option will vest on the one (1)-year anniversary of the Effective Date, and the remaining 50% of the Option will vest on the two (2)-year anniversary of the Effective Date, subject to Consultant’s continuous service under this Agreement through both such dates. The Option shall be subject to the terms and conditions of the 2019 Stock Option and Incentive Plan, as amended from time to time (the “Plan”) and the stock option agreement thereunder, which Consultant shall be required to sign as a condition to receiving Consultant’s Option and which shall reflect the relevant terms set forth in this Agreement.

•

Restricted Stock Units: Subject to approval by the Board of Directors or the Compensation Committee of the Company, by such date that is no later than the next regularly scheduled meeting thereof following the Effective Date, Consultant shall be granted $200,000.00 worth of restricted stock units, with the number of restricted stock units to be determined by dividing $200,000.00 by the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on the Effective Date (the “RSUs”). Each RSU entitles you to one share of Company common stock if and when the RSU vests. Fifty percent (50%) of the RSUs will vest on the one (1)-year anniversary of the Effective

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Date and the remaining 50% of the RSUs will vest on the two (2)-year anniversary of the Effective Date, subject to Consultant’s continuous service under this Agreement through both such dates.  The RSUs will be subject to the terms and conditions applicable to awards granted under the Plan and the applicable RSU award agreement, which Consultant will be required to sign as a condition to receiving the RSUs.

•

The Company will reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from the Company’s Chief Executive Officer prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy. Consultant shall submit to Company all statements for expenses incurred and services performed on a monthly basis in a form prescribed by the Company.  Payment of such invoices shall be due within thirty (30) days of the Company’s receipt thereof.

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